UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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Form S-8

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REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

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ULTRASTRIP SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

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Florida	65-0841549
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

3515 S.E. Lionel Terrace, Stuart, Florida 34997

(Address of Principal Executive Offices) (Zip Code)

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2003 Stock Option Plan for Outside Directors and Advisory Board Members

2003 Equity Incentive Plan

Non-Plan Stock Option Agreements

(Full title of the plan)

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James C. Rushing III

UltraStrip Systems, Inc.

3515 S.E. Lionel Terrace, Stuart, Florida 34997

(Name and address of agent for service)

(772) 287-4846

(Telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock	24,200,500	$0.615	$14,883,307.50	$1,592.51

(1)

In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan(s) described herein.

(2)

Estimated solely for the purpose of computing the registration fee pursuant to Rule 457(c) based on the average of the high and low price of the registrant’s common stock as quoted on the OTC Bulletin Board on May 23, 2006.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.

Plan Information.

This prospectus relates to UltraStrip Systems, Inc.’s 2003 Stock Option Plan for Outside Directors and Advisory Board Members, 2003 Equity Incentive Plan and Non-Plan Option Agreements covering the exercise of stock options issued to employees, directors and consultants.

We will send or give the documents containing the information specified in Part I of Form S-8 to employees, directors and consultants as specified by the Securities and Exchange Commission Rule 428(b)(1) under the Securities Act of 1933.

Item 2.

Registrant Information and Employee Plan Annual Information.

We will furnish without charge to each person to whom the prospectus is delivered, upon the oral or written request of such person, a copy of any and all of the documents incorporated by reference (other than exhibits to such documents). Requests should be directed to the attention of Jacqueline K. McGuire, UltraStrip Systems, Inc., 3515 S.E. Lionel Terrace, Stuart, Florida 34997, (772) 287-4846.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.

Incorporation of Documents by Reference.

The documents listed below are incorporated by reference in the registration statement:

•

Our Annual Report on Form 10-KSB for the year ended December 31, 2005, filed on April 4, 2006 (Commission File Number: 000-25663);

•

Our Current Report on Form 8-K filed on April 17, 2006 (Commission File Number: 000-25663);

•

Our Current Report on Form 8-K filed on April 24, 2006 (Commission File Number: 000-25663);

•

Our Current Report on Form 8-K filed on May 15, 2006 (Commission File Number: 000-25663);

•

Our Quarterly Report on Form 10-QSB for the quarter ended March 31, 2006, filed on May 15, 2006 (Commission File Number: 000-25663);

•

All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 since the end of the fiscal year covered by the Annual Report referred to above;

•

The description of our common stock contained in the Registration Statement on Form 10- SB filed on March 29, 1999 (Commission File Number: 000-25663), including any  amendments or reports filed for the purpose of updating such description; and

•

All documents subsequently filed pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, from the date of filing of such documents.

Item 4.

Description of Securities.

This prospectus relates to the offer and sale from time to time by directors, officers and/or other employees and consultants of up to 24,200,500 shares of our common stock which is traded on the OTC Bulletin Board under the trading symbol “USTP”.

Our authorized capital stock consists of 100,000,000 authorized shares of common stock, par value $0.01 per share, 54,405,271 shares of which were outstanding as of May 2, 2006.

We have not paid any cash dividends and do not anticipate paying cash dividends in the foreseeable future. Subject to Florida law, payment of dividends is within the discretion of our Board of Directors and will depend, among other factors, upon earnings, financial condition and capital requirements. Florida Law restricts the payment of dividends if after payment (i) a Florida corporation cannot pay its debts as they come due or (ii) total assets are less than total liabilities plus liquidation preferences of classes of stock having superior preferential rights. At December 31, 2005, we owed $2,220,103 in cumulative dividends to holders of our preferred stock.

Item 5.

Interests of Named Experts and Counsel.

Harris Cramer LLP, in West Palm Beach, Florida, will pass upon the validity of the common stock offered by the selling stockholders in this offering. Attorneys employed by this law firm own 5,000 shares of our common stock and options for 500,000 shares.

Item 6.

Indemnification of Directors and Officers.

Our bylaws provide that we shall indemnify our directors and officers to the fullest extent permitted by the Florida Statutes, and provides that such bylaw provision does not limit the rights of such persons or other persons to indemnification as provided or permitted as a matter of law, under the Florida Statutes or otherwise.

The Florida Business Corporation Act (the “FBCA”), provides that, in general, a corporation may indemnify any person who is or was a party to any proceeding (other than an action by, or in the right of, the corporation) by reason of the fact that he or she is or was a director or officer of the corporation, against liability incurred in connection with such proceeding, including any appeal thereof, provided certain standards are met, including that such officer or director acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, and provided further that, with respect to any criminal action or proceeding, the officer or director had no reasonable cause to believe his or her conduct was unlawful. In the case of proceedings by or in the right of the corporation, the FBCA provides that, in general, a corporation may indemnify any person who was or is a party to any such proceeding by reason of the fact that he or she is or was a director or officer of the corporation against expenses and amounts paid in settlement actually and reasonably incurred in connection with the defense or settlement of such proceeding, including any appeal thereof, provided that such person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be made in respect of any claim as to which such person is adjudged liable unless a court of competent jurisdiction determines upon application that such person is fairly and reasonably entitled to indemnity. To the extent that any officers or directors are successful on the merits or otherwise in the defense of any of the proceedings described above, the FBCA provides that the corporation is required to indemnify such officers or directors against expenses actually and reasonably incurred in connection therewith. However, the FBCA further provides that, in general, indemnification or advancement of expenses shall not be made to or on behalf of any officer or director if a judgment or other final adjudication establishes that his or her actions, or omissions to act, were material to the cause of action so adjudicated and constitute: (i) a violation of the criminal law, unless the director or officer had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe it was unlawful; (ii) a transaction from which the director or officer derived an improper personal benefit; (iii) in the case of a director, a circumstance under which the director has voted for or assented to a distribution made in violation of the FBCA or the corporation’s articles of incorporation; or (iv) willful misconduct or a conscious disregard for the best interests of the corporation in a proceeding by or in the right of the corporation to procure a judgment in its favor or in a proceeding by or in the right of a shareholder.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling UltraStrip Systems, Inc. pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

Item 7.

Exemption from Registration Claimed.

Not Applicable.

Item 8.

Exhibits.

Exhibit Number	Item
Exhibit 4.1	2003 Stock Option Plan for Outside Directors and Advisory Board Members[1]
Exhibit 4.2	2003 Equity Incentive Plan[1]
Exhibit 4.3	Amendment to 2003 Stock Option Plan for Outside Directors and Advisory Board Members dated August 2, 2005[1]
Exhibit 4.4	Amendment to 2003 Stock Option Plan for Outside Directors and Advisory Board Members dated September 8, 2005[1]
Exhibit 4.5	Non-Plan Stock Option Agreement for James C. Rushing III
Exhibit 4.6	Non-Plan Stock Option Agreement for James C. Rushing III
Exhibit 4.7	Non-Plan Stock Option Agreement for George R. Sterner
Exhibit 4.8	Non-Plan Stock Option Agreement for George R. Sterner
Exhibit 4.9	Non-Plan Stock Option Agreement for Dennis McGuire
Exhibit 4.10	Non-Plan Stock Option Agreement for Joe M. Allbaugh
Exhibit 4.11	Non-Plan Stock Option Agreement for Thomas Von Essen
Exhibit 4.12	Non-Plan Stock Option Agreement for Alex Rivera
Exhibit 4.13	Non-Plan Stock Option Agreement for Kevin Grady
Exhibit 4.14	Non-Plan Stock Option Agreement for Michael R. Donn, Sr.
Exhibit 4.15	Non-Plan Stock Option Agreement for John P. Odwazny
Exhibit 4.16	Non-Plan Stock Option Agreement for Jacqueline McGuire
Exhibit 4.17	Non-Plan Stock Option Agreement for Gordon Kuljian
Exhibit 4.18	Non-Plan Stock Option Agreement for David Donn
Exhibit 4.19	Non-Plan Stock Option Agreement for Stephen R. Johnson
Exhibit 4.20	Non-Plan Stock Option Agreement for William A. Owens
Exhibit 4.21	Non-Plan Stock Option Agreement for Michael Cristoforo
Exhibit 5	Legal Opinion
Exhibit 23.1	Consent of Tedder, James & Worden, P.A.
Exhibit 23.2	Consent of Harris Cramer LLP[2]

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1 Contained in Form 10-KSB filed on April 4, 2006.

2 Contained in legal opinion.

Item 9.

Undertakings.

(a)

The undersigned registrant hereby undertakes:

(1)

To file, during any period in which offers or sales are being made a post-effective amendment to this registration statement:

(i)

To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement. To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)

To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Stuart, Florida, on May 22, 2006.

UltraStrip Systems, Inc.

By	/s/ DENNIS MCGUIRE
Dennis McGuire
President and Chief Executive Officer
(Principal Executive Officer)

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signatures	Title	Date

/s/ GEORGE R. STERNER	Chairman of the Board of Directors	May 22, 2006
George R. Sterner

/s/ JAMES C. RUSHING III	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer) and Director	May 22, 2006
James C. Rushing III

/s/ STEPHEN R. JOHNSON	Director	May 22, 2006
Stephen R. Johnson

/s/ MICHAEL R. DONN, SR.	Director	May 22, 2006
Michael R. Donn, Sr.

/s/ BARRY I. HECHTMAN	Director	May 22, 2006
Barry I. Hechtman

/s/ TODD J. CHRISTIE	Director	May 22, 2006
Todd J. Christie

/s/ JOE M. ALLBAUGH	Director	May 22, 2006
Joe M. Allbaugh

EXHIBIT INDEX

Exhibit Number	Item
Exhibit 4.1	2003 Stock Option Plan for Outside Directors and Advisory Board Members[1]
Exhibit 4.2	2003 Equity Incentive Plan[1]
Exhibit 4.3	Amendment to 2003 Stock Option Plan for Outside Directors and Advisory Board Members dated August 2, 2005[1]
Exhibit 4.4	Amendment to 2003 Stock Option Plan for Outside Directors and Advisory Board Members dated September 8, 2005[1]
Exhibit 4.5	Non-Plan Stock Option Agreement for James C. Rushing III
Exhibit 4.6	Non-Plan Stock Option Agreement for James C. Rushing III
Exhibit 4.7	Non-Plan Stock Option Agreement for George R. Sterner
Exhibit 4.8	Non-Plan Stock Option Agreement for George R. Sterner
Exhibit 4.9	Non-Plan Stock Option Agreement for Dennis McGuire
Exhibit 4.10	Non-Plan Stock Option Agreement for Joe M. Allbaugh
Exhibit 4.11	Non-Plan Stock Option Agreement for Thomas Von Essen
Exhibit 4.12	Non-Plan Stock Option Agreement for Alex Rivera
Exhibit 4.13	Non-Plan Stock Option Agreement for Kevin Grady
Exhibit 4.14	Non-Plan Stock Option Agreement for Michael R. Donn, Sr.
Exhibit 4.15	Non-Plan Stock Option Agreement for John P. Odwazny
Exhibit 4.16	Non-Plan Stock Option Agreement for Jacqueline McGuire
Exhibit 4.17	Non-Plan Stock Option Agreement for Gordon Kuljian
Exhibit 4.18	Non-Plan Stock Option Agreement for David Donn
Exhibit 4.19	Non-Plan Stock Option Agreement for Stephen R. Johnson
Exhibit 4.20	Non-Plan Stock Option Agreement for William A. Owens
Exhibit 4.21	Non-Plan Stock Option Agreement for Michael Cristoforo
Exhibit 5	Legal Opinion
Exhibit 23.1	Consent of Tedder, James & Worden, P.A.
Exhibit 23.2	Consent of Harris Cramer LLP[2]

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1 Contained in Form 10-KSB filed on April 4, 2006.

2 Contained in legal opinion.